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                                                                     EXHIBIT 11

DAUGHERTY RESOURCES, INC.
COMPUTATION OF PER SHARE EARNINGS
(United States Dollars)
Unaudited


         The table below presents information necessary for the computation of loss per share of the common stock, on both a primary and fully diluted basis, for the nine months ended September 30, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997. The computations below reflect the 1 for
5 Reverse Stock Split effective June 30, 1998.

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30                    YEAR ENDED DECEMBER 31
                                            ------------                    ----------------------

                                         2000          1999           1999           1998           1997
                                         ----          ----           ----           ----           ----

Net loss applicable to share of
Common Stock and Common
Stock equivalents                        $135,761      $ (65,077)   $(7,220,920)   $(1,568,348)   $(1,708,418)

Average number of shares of
Common Stock Outstanding                2,695,723      2,222,172      2,261,754      2,035,188      1,831,926

Common Stock equivalents*               5,978,492      5,933,586      5,933,586      1,725,960      1,797,293
                                        ---------      ---------      ---------      ---------      ---------

Total  shares of  Common  Stock and
Common Stock equivalents                8,525,325      8,155,758      8,195,340      3,761,148      3,629,219
                                        =========      =========      =========      =========      =========

Primary  loss per  share of  Common
Stock                                       $ .05         $(0.03)        $(3.19)        $(0.77)        $(0.93)
                                            =====         =======        =======        =======        =======

Fully  diluted  loss  per  share of
Common Stock *                              $0.02         $(0.03)        $(3.19)        $(0.77)        $(0.93)
                                            =====         =======        =======        =======        =======

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          *Common Stock equivalents are considered anti-dilutive in periods when Daugherty Resources experiences losses.





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